EXHIBIT 10.71

Ryuji Ueno, MD, Ph.D., Ph.D.
24687 Yacht Club
St. Michaels, MD  21663
February 10, 2014

Dear Dr. Ueno,

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby you agree to provide certain services (as described below) to Sucampo AG, with offices located at Baarerstrasse 22, 6300 Zug, Switzerland (the “SAG” or  “Company”).

1.	Services

1.1
The Company hereby engages you, and you hereby accept such engagement, as an independent contractor to provide certain services on the terms and conditions set forth in this Agreement (the “Services”).   Your title during the Term of this Agreement shall be Co-Founder, Chairman Emeritus and Scientific Advisor.  Principal contact for you during the Term of this Agreement shall be the Chief Executive Officer. The Services are set forth as Exhibit A to this Agreement. The Company shall not control the manner or means by which you perform the Services.

2.	Term
The “Term” of this Agreement shall commence on April 1, 2014, and shall continue until March 31, 2015, unless earlier terminated in accordance with paragraph 10. The Term shall automatically renew for successive one (1) year periods, unless either party provides sixty (60) days advance written notice of its intention not to renew.

3.	Fees and Expenses

3.1
As full compensation for the Services for the initial Term of this Agreement and any subsequent Term unless the parties agree otherwise, the Company shall pay you $50,000 monthly (the “Fees”). You shall submit monthly invoices to Company listing the services provided the previous month.

3.2
In the event of travel or other expenses pre-approved in writing by the Company, please follow the guidelines outlined in Exhibit B.  Exceptions to the costs outlined in Exhibit B (such as more expensive accommodations or meals) should be documented with approval from the Company.

3.3	The Company shall pay all approved expenses and undisputed Fees within thirty (30) days after the Company's receipt of an invoice submitted by you to the Company at ap@sucampo.com.

4.	Relationship of the Parties

4.1
You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between you and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company's behalf without the Company's prior written consent.

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4.2
Without limiting paragraph 4.1, you will not be eligible under this Agreement to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker's compensation insurance on your behalf. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed by you in connection with the performance of the Services shall be your employees and you shall be fully responsible for them.

5.	Intellectual Property Rights

5.1
The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement, including but not limited to the deliverables produced under this engagement letter (collectively, the Deliverables), including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively Intellectual Property Rights) therein. You agree that the Deliverables are hereby deemed a "work made for hire" as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of the Deliverables do not constitute a "work made for hire," you hereby irrevocably assign to the Company, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.

5.2
Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as "moral rights" (collectively, Moral Rights). You hereby irrevocably waive, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables.

5.3
Upon the reasonable request of the Company, you shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Company to prosecute, register, perfect, record or enforce its rights in any Deliverables. In the event the Company is unable, after reasonable effort, to obtain your signature on any such documents, you hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, to act for and on your behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protected related to the Deliverables with the same legal force and effect as if you had executed them. You agree that this power of attorney is coupled with an interest.

5.4
Notwithstanding paragraph 5.1, to the extent that any of your pre-existing materials are contained in the Deliverables, you retain ownership of such pre-existing materials and hereby grant to the Company an irrevocable, worldwide, unlimited, royalty-free license to use, publish, reproduce, display, distribute copies of, and prepare derivative works based upon, such pre-existing materials and derivative works thereof. The Company may assign, transfer and sublicense such rights to others without your approval.

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5.5
Except for such pre-existing materials, you have no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Deliverables. You have no right or license to use the Company's trademarks, service marks, trade names, trade names, logos, symbols or brand names.

5.6
If applicable, you shall require each of your employees to execute written agreements securing for the Company the rights provided for in this paragraph 5 prior to such employee providing any Services under this Agreement.

6.	Confidentiality

6.1
Your work, all communications regarding this matter, whether in writing or oral, and all materials and other information provided to you by Sucampo and/or any counsel for Sucampo, should remain strictly confidential. In the course of providing Services, you acknowledge that you will have access to information that is treated as confidential and proprietary by the Company, including, without limitation, any trade secrets, technology, information pertaining to business operations and strategies, customers, pricing, and marketing, marketing, finances, sourcing, personnel or operations of the Company, its affiliates or their suppliers or customers, in each case whether spoken, printed, electronic or in any other form or medium (collectively, the Confidential Information). Any Confidential Information that you develop in connection with the Services, including but not limited to any Deliverables, shall be subject to the terms and conditions of this paragraph. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information.

6.2	Confidential Information shall not include information that:

(a)	is or becomes generally available to the public other than through your breach of this Agreement;

(b)	is communicated to you by a third party that had no confidentiality obligations with respect to such information; or

(c)
is required to be disclosed by law, including without limitation, pursuant to the terms of a court order; provided that you have given the Company prior notice of such disclosure and an opportunity to contest such disclosure.

7.	Representations and Warranties

7.1	You represent and warrant to the Company that:

(a)	you have the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of your obligations in this Agreement;

(b)
your entering into this Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject;

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(c)
you have the required skill, experience and qualifications to perform the Services, you shall perform the Services in a professional and workmanlike manner in accordance with best industry standards for similar services and you shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(d)	you shall perform the Services in compliance with all applicable federal, state and local laws and regulations and Company compliance policies;

(e)	the Company will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind;

(f)
all Deliverables are and shall be your original work (except for material in the public domain or provided by the Company) and, to the best of your knowledge, do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

7.2	The Company hereby represents and warrants to you that:

(a)	it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and

(b)	the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

8.	Indemnification

Sucampo agrees to indemnify and hold harmless you from any losses, claims, damages, judgments, costs or other liabilities or expense (including reasonable legal fees) incurred in connection with any claim, action or proceeding brought by a third-party as a result of this engagement, to the extent permitted by applicable law.  You shall promptly notify Sucampo of any claim, action or proceeding filed or threatened against you by any third-party in respect of which indemnification may be sought hereunder.  You shall obtain the written consent of Sucampo prior to settling any such claim, action or proceeding in respect of which indemnification may be sought hereunder.

9.	Non-Solicitation

You agree that during the Term of this Agreement and for a period of twelve (12) months following the termination or expiration of this Agreement, you shall not make any solicitation to employ the Company's personnel without written consent of the Company to be given or withheld in the Company's sole discretion.

10.	Termination

10.1
a)    The Company may terminate this Agreement without cause upon thirty (30) days written notice to you. In the event of termination pursuant to this paragraph 10.1(a), the Company shall pay you on a proportional basis any Fees then due and payable for any Services completed up to and including the date of such termination.

b)
You may terminate this Agreement without cause upon thirty (30) days written notice to the Company. In the event of termination pursuant to this paragraph 10.1(b), the Company shall pay you on a proportional basis any Fees then due and payable for any Services completed up to and including the date of such termination.

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10.2	The Company may terminate this Agreement, effective upon written notice to you, in the event that you materially breach this Agreement;

10.3	Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company's written request, you shall within five (5) days after such expiration or termination:

(a)	deliver to the Company all Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment or other materials provided for your use by the Company;

(b)	deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information;

(c)	permanently erase all of the Confidential Information from your computer systems; and

(d)	certify in writing to the Company that you have complied with the requirements of this paragraph.

10.4
The terms and conditions of this paragraph 10.4 and paragraph 4, paragraph 5, paragraph 6, paragraph 7, paragraph 8, paragraph 10.3, paragraph 11, paragraph 12 and paragraph 13 shall survive the expiration or termination of this Agreement.

11.	Assignment

You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company's prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding upon, and be enforceable against, each of the parties hereto and their respective successors and assigns.

12.	Miscellaneous

12.1
You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

12.2
All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a Notice) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

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12.3
This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

12.4
This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

12.5	This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule.

12.6
If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

12.7	This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

SUCAMPO AG

BY: /s/ Thomas J. Knapp
Name: Thomas J. Knapp
Title: Director & Secretary

ACCEPTED AND AGREED:
RYUJI UENO, M.D., PH.D., PH.D.

By:  /s/ Ryuji Ueno, M.D., PH.D., PH.D.
Date:

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